Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited fourth quarter 2022 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

Asset-Based Segment

4Q’22 Year-over-Year Yield Metrics

●	Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges, increased by a percentage in the low single digits. Billed Rev/Cwt on core LTL-rated business, excluding fuel surcharges, increased by a percentage in the double digits
●	Average price increase on contract renewals and deferred pricing agreements negotiated during 4Q’22: +5.4%

Year-over-Year Monthly Total Daily Business Trends

	October 2022	November 2022	December 2022	January 2023(1)(2)

Billed Revenue/Day(3)	+7.0%	+4.4%	-1.7%	+1%
Total Tons/Day	-3.9%	-3.3%	-9.4%	+1%
Total Shipments/Day	+1.7%	+3.7%	-3.2%	+7%

1)	Statistics for the full month of January 2023 have not been finalized and are preliminary.
2)	There will be 21.0 workdays in January 2023 and there were 20.5 workdays in January 2022, and 64 workdays in 1Q’23 and 63.5 workdays in 1Q’22.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

Asset-Based Segment

January 2023 Business Update

See tables above for January 2023 revenue, tonnage and shipment metric comparisons. Statistics for January 2023 have not been finalized. Preliminary Asset-Based financial metrics and business trends for January 2023, compared to the same period last year, are as follows:

●	Total Billed Revenue/CWT flat including higher fuel surcharge
●	Total Billed Revenue/Shipment decreased approximately 5%
●	Total Weight/Shipment decreased approximately 5%

The January 2023 Asset-Based tonnage and shipment trends, including the year-over-year decrease in weight per shipment, have been impacted by changes in freight profile and business mix. The slowdown in the general economy has impacted customer order quantities and resulting shipment sizes compared to January 2022. Our tech-enabled dynamic LTL-rated, market-based pricing program has been effective in optimizing revenue and managing to more consistent business levels by filling available capacity in our network during this weaker economic environment. As a result, LTL-rated business drove the revenue, shipment and tonnage growth, which was offset by fewer heavier-weighted TL-rated shipments including a reduction in U-Pack household goods loads associated with changes in the housing market.

The pricing environment continues to be rational as the revenue per hundredweight increase in January 2023 followed a 20% increase in January 2022 versus January 2021. Pricing on core LTL-rated business, excluding fuel surcharges, increased by a percentage in the double digits in January 2023.

Excluding periods impacted by the pandemic, the average sequential change in ArcBest’s Asset-Based operating ratio from the fourth quarter to the first quarter during the prior ten years has been an increase of approximately 400 basis points, with higher-than-average changes experienced during declining economic environments.

1Q’23 Other Items

●	Projected Innovative Technology Costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight (non-GAAP reconciling item): $7 million vs. $7 million in 1Q’22

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

4Q’22 and January 2023 Monthly Total Daily Business Trends

	October 2022(1)	November 2022	December 2022	January 2023(2)(3)

Revenue/Day (Year-over-Year)	+48.1%	-10.9%	-15.5%	-23%
Shipments/Day (Year-over-Year)	+70.9%	+6.4%	+0.7%	+3%
Revenue/Shipment (Year-over-Year)	-11.7%	-19.0%	-19.5%	-26%
Purchased Transportation Expense as a % of Revenue	82.6%	84.0%	85.7%	86%

1)	Increase is impacted by comparison to the prior-year period, which preceded the acquisition of MoLo on November 1, 2021.
2)	Statistics for the full month of January 2023 have not been finalized and are preliminary.
3)	There will be 21.0 workdays in January 2023 and there were 20.5 workdays in January 2022, and 64.0 workdays in 1Q’23 and 63.5 workdays in 1Q’22.
4)	Changes in Shipments/Day and Revenue/Shipment do not include managed transportation solutions transactions for the ArcBest segment for the periods presented.

First quarter 2022 purchased transportation expense as a percentage of revenue was 85.4%. Year-over-year changes in revenue per shipment and purchased transportation expense as a percentage of revenue reflect continued market softness combined with business mix changes. First quarter 2023 operating expenses, excluding purchased transportation and purchase accounting amortization related to the MoLo acquisition, are currently projected to be comparable to fourth quarter 2022 which would be lower on a per day basis.

ArcBest Consolidated

On a preliminary basis, January 2023 consolidated revenues decreased approximately 8% on a per day basis compared to January 2022.

1Q’23 – Projected Other Items

●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program and human-centered remote and automated operations, as previously announced in connection with our investment in Phantom Auto (non-GAAP reconciling item): $7 million vs. $3 million in 1Q’22
●	Loss in “Other and eliminations” (non-GAAP basis which excludes Projected Innovative Technology Costs): $6 million vs. $5 million in 1Q’22
●	Interest Expense, net of Interest Income: $1 million vs. $2 million in 1Q’22

FY’23 – Projected Other Items

●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program and human-centered remote and automated operations, as previously announced in connection with our investment in Phantom Auto (non-GAAP reconciling item): $20 million vs. $14 million in 2022
●	Loss in “Other and eliminations” (non-GAAP basis which excludes Projected Innovative Technology Costs and other items): $24 million vs. $27 million in 2022. The lower loss in 2023 is the result of certain costs in 2022 that are not expected to recur in 2023.
●	Interest Expense, net of Interest Income: $4 million vs. $4 million in 2022

ArcBest Consolidated

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

●	The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers, as well as investments in ArcBest technology and innovation. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in “Other and eliminations” tends to be higher in periods when business levels are lower and, consequently, allocations to operating segments are lower.

MoLo Contingent Earnout Consideration

●	Projected expenses related to fair value adjustments for contingent earnout consideration related to the MoLo acquisition in “Other Expense” in the Asset-Light ArcBest operating segment (non-GAAP reconciling item): $6 million to $7 million in 1Q’23 and $25 million to $30 million in FY’23. These estimates are subject to change and are based on a number of assumptions as described in the following paragraph.

As previously disclosed, contingent earnout consideration for the MoLo acquisition will be paid based on achievement of certain targets of adjusted earnings before interest, taxes, depreciation, and amortization, as adjusted for certain items pursuant to the merger agreement, for years 2023 through 2025. The liability for contingent earnout consideration is remeasured at fair value each quarter, and any change in fair value as a result of the recurring quarterly assessment is recognized in operating income. Factors impacting the fair value of the contingent earnout consideration include actual and forecasted operating results of MoLo, market volatility and discount rate considerations (including interest rates and other market factors).

ArcBest Consolidated

ArcBest Consolidated Capital Expenditures

FY’22 – Actual

●	Total Net Capital Expenditures, including financed equipment: $211 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $93 million
●	Revenue equipment purchases in 2022 were lower than the original estimate because of supply chain-related manufacturing delays and cancellations, primarily on new road tractors and trailers. As a result, approximately $60 million of planned 2022 net capital expenditures are included in the 2023 net capital expenditures total.
●	Depreciation and amortization costs on property, plant and equipment: $127 million
●	Intangible asset amortization: $13 million

ArcBest Consolidated Capital Expenditures

FY’23 – Projected

●	Total Net Capital Expenditures, including financed equipment: $300 million to $325 million
●	As noted above, approximately $60 million of previously planned 2022 net capital expenditures, associated with supply chain-related manufacturing delays and cancellations, are included in the 2023 net capital expenditures total.
●	Includes revenue equipment purchases (majority for Asset-Based) of $175 million
●	Includes real estate expenditures (majority for Asset-Based) of $55 million to $65 million
●	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements.
●Depreciation and amortization costs on property, plant and equipment: approximately $130 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $13 million

Share Repurchase Program

●	ArcBest has a share repurchase program with a total of $26.5 million available for purchases of the company’s common stock.

ArcBest Consolidated

Tax Rate

ArcBest’s fourth quarter 2022 effective GAAP tax rate was 29.4%. The “Effective Tax Rate Reconciliation” table of ArcBest’s fourth quarter 2022 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates. The effective tax rate used to calculate the fourth quarter 2022 non-GAAP EPS was 26.3%. Under the current tax laws, we expect our full year 2023 non-GAAP tax rate to be in a range of 26% to 27%. The effective tax rate may be impacted by discrete items that could occur throughout the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance. After excluding non-GAAP reconciling items detailed in the table below, ArcBest expects the 2023 non-GAAP “Other, net” expense to approximate the 2022 expense.

Changes in cash surrender value of life insurance included an increase of $0.9 million in fourth quarter 2022 compared to an increase of $1.2 million in fourth quarter 2021, reflecting lower market gains experienced in fourth quarter 2022 on these assets that are invested much like pension plan assets. ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2022	2021	2022	2021

	(in millions)
Other, net
Amounts on GAAP basis - income (costs)	$1.5	$1.2	$(2.4)	$3.8
Non-GAAP Adjustments:
Life insurance proceeds and gains in cash surrender value(1)	(0.9)	(1.2)	2.7	(4.1)
Non-GAAP amounts - income (costs)	$0.6	$—	$0.3	$(0.3)

1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: the effects of widespread outbreak of an illness or disease, including the COVID-19 pandemic, or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including acts of war or terrorism or military conflicts; data breach, cybersecurity incidents, and/or failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight and our investments in human-centered remote operation software; the loss or reduction of business from large customers; the ability to manage our cost structure, and the timing and performance of growth initiatives; the cost, integration, and performance of any recent or future acquisitions, including the acquisition of MoLo Solutions, LLC, and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; market fluctuations and interruptions affecting the price of our stock; maintaining our corporate reputation and intellectual property rights; nationwide or global disruption in the supply chain resulting in increased volatility in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; self-insurance claims and insurance premium costs; potential impairment of goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; increasing costs due to inflation and rising interest rates; seasonal fluctuations and adverse weather conditions; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.